SEVERANCE POLICY – EXECUTIVE VICE PRESIDENTS; GENERAL COUNSELEXHIBIT 10.4

Effective on May 26, 2016 a severance package will be provided if an EVP, or the SVP and General Counsel, is terminated by the company other than for cause. This policy expires 12 months after a new CEO is hired.

Severance Package

•	Lump sum payment equal to fourteen (14) months base annual salary
•	Lump sum payment equal to fourteen (14) months COBRA premiums for Medical, Dental and Vision
•	One-hundred percent (100%) of the unvested portion of any outstanding equity-based awards which would have vested during the 14 month severance period
•	Fourteen (14) months of annual target bonus at 100% for the fiscal year in which the termination occurs

EVP or SVP must sign the Company’s Separation Agreement and General Release of all Claims document to receive a severance package